[Form of Stikeman Elliott LLP]

Exhibit 8(b)

May 7, 2007

Alcoa Inc.

390 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

We have acted as special counsel to Alcoa Inc., a Pennsylvania corporation (“Alcoa”), in connection with the preparation and filing of the registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on May 7, 2007, with respect to the registration of up to [            ] shares of Alcoa’s common stock, par value $1.00 per share (“Alcoa Common Shares”), in connection with the Offer to Purchase (the “Offer”) by Alcoa and Alcoa Holdco Canada ULC, an unlimited liability corporation organized under the laws of the Province of Nova Scotia, Canada, and a wholly owned subsidiary of Alcoa, to purchase all outstanding common shares (the “Alcan Common Shares”) of Alcan Inc., a corporation organized under the laws of Canada. This opinion is being furnished to you at your request.

In connection with this opinion, we have examined the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Offer that have come to our attention during our engagement and (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

In rendering our opinion, we have considered the applicable provisions of the Income Tax Act (Canada) (referred to herein as the “Canadian Tax Act”), the regulations hereunder and our understanding of the current published administrative practices and policies of the Canadian Revenue Agency (referred to herein as “the CRA”), all in effect as of the date hereof. This summary also takes into account all specific proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all such tax proposals will be enacted substantially as proposed. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations. No assurance can be given that the tax proposals will be enacted in the form proposed or at all.

Although the discussion in the Offer under the caption “CIRCULAR — MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS” (the “Discussion”) does not purport to discuss all possible Canadian federal income tax consequences of the disposition of Alcan Common Shares pursuant to the Offer or in certain transactions described in the Offer under the headings “CIRCULAR — ACQUISITION OF SHARES NOT DEPOSITED” and the ownership and disposition of Alcoa Common Shares received pursuant to the Offer, we are of the opinion that, based solely upon and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Discussion, such Discussion constitutes, in all material respects, a fair and accurate summary under current law of the anticipated material Canadian federal income tax consequences of the disposition of Alcan Common Shares by certain Holders who, for purposes of the application of the Canadian

Alcoa, Inc.

                         , 2007

Tax Act, are, or are deemed to be, resident in Canada (“Resident Shareholders”) and Holders who, for purposes of the application of the Canadian Tax Act, are not, and are not deemed to be, resident in Canada and does not use or hold the Alcan Common Shares in a business carried on in Canada (“Non-Resident Shareholders”) pursuant to the Offer or in certain transactions described in the Offer under the headings “CIRCULAR — ACQUISITION OF SHARES NOT DEPOSITED” and the ownership and disposition of Alcoa Common Shares received pursuant to the Offer by certain Resident Shareholders and Non-Resident Shareholder.

Except as expressly set forth above, we express no other opinion, including any opinion as to the Canadian, provincial, local, foreign or other tax consequences of the disposition of Alcan Common Shares pursuant to the Offer or in certain transactions described in the Offer under the headings “CIRCULAR — ACQUISITION OF SHARES NOT DEPOSITED” and the ownership and disposition of Alcoa Common Shares received pursuant to the Offer. Further, there can be no assurances that the opinion expressed herein will be accepted by the CRA or, if challenged, by a court. The opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete.

This letter is furnished to you for use in connection with the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “CIRCULAR — LEGAL MATTERS” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,